Exhibit 23.5

AUSTIN 3345 Bee Cave Road Suite 201 Austin, Texas 78746 USA Tel 512.732.9812 Fax 512.732.9816	www.lonquist.com	HOUSTON 1001 McKinney Suite 420 Houston, Texas 77002 USA Tel 713.559.9950 Fax 713.559.9959

November 25, 2009

Mr. James Jacobs
Houston American Energy Corporation
801 Travis Street, Suite 2020
Houston, Texas 77002

Re: Consent of Independent Petroleum Engineers

Dear Mr. Jacobs,

We consent to incorporation by reference in the Registration Statement on Form S-3 Amendment #1 (SEC File No. 333-161319) of Houston American Energy Corp of the reference to our report for Houston American Energy Corp, which appears in the annual report on Form 10-K of Houston American Energy Corp for the year ended December 31, 2008.

Sincerely,

LONQUIST & CO., LLC
Texas Registration No. F-8952

/s/ Don E. Charbula

Don E. Charbula, P.E.
Vice President
Texas License No. 73435

Date Signed: November 25, 2009
Austin, Texas